Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts: Shaun A. Burke, President & CEO	NASDAQ:GFED
Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES PRELIMINARY THIRD QUARTER 2012 FINANCIAL RESULTS

SPRINGFIELD, MO – (October 19, 2012) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its third quarter ended September 30, 2012.

Third Quarter 2012 Financial Results

•	Earnings (loss) per diluted common share for the third quarter was $(.34), a decrease from the $.35 earned in the third quarter in 2011.
•	Net loss was ($717,000) for the quarter, a decline from net income of $1.2 million earned for the third quarter in 2011.
•
Provision for loan loss expense was $2.6 million for the quarter, an increase of $1.7 million from the third quarter in 2011.  This was primarily due to increased reserves on a non-performing credit identified during the second quarter and further discussed below.

•	Non-performing assets were $24.1 million at September 30, 2012, a decline of $18.0 million or 43% from June 30, 2012.

The Company announces that net loss for the third quarter ended September 30, 2012 was ($717,000) as compared to net income of $1,216,000 for the third quarter ended September 30, 2011.  After preferred stock dividends and accretion, diluted loss per common share was $(.34), a decrease from the $.35 per diluted common share earned during the third quarter in 2011.

The following were key issues that contributed to the third quarter financial results as compared to the same quarter in 2011:

Net interest income - The Company continues to focus on improving net interest margin. The average cost of interest bearing deposits and other borrowings continues to be the main driver in margin improvement.  The Company is benefiting from the reduction in wholesale funding balances (primarily Federal Home Loan Bank (FHLB) advances and repurchase agreements) of approximately $40 million during the latter half of 2011. However, asset yield has been negatively impacted from the level of nonaccrual loans and declining loan balances.  This is the main reason for the reduction in net interest income for the quarter.  The Company continues to closely manage loan pricing by increasing yield on renewing credits.

Non-interest income – Non-interest income decreased $619,000 during the quarter due to a few significant factors.  First, the Company experienced a significant increase in losses recognized on its foreclosed assets held for sale which were $1.0 million for the quarter compared to $83,000 in the prior year quarter. The Company sold two properties for a combined loss of $350,000 and recognized write-downs on three existing foreclosed properties for $670,000 based on current estimated fair value.  Offsetting these losses was a strong mortgage volume resulting in an increase in mortgage fee income.  Income recognized on sales of mortgage loans was $507,000 during the quarter compared to $370,000 in the prior year quarter.  Secondly, the Company sold certain state low-income housing tax credits on two projects recognizing $282,000 in miscellaneous income during the quarter.  The Company did not sell any tax credit assets in 2011.

Non-interest expense – Non-interest expenses increased $219,000 over the prior year quarter primarily as a result of increased professional fees.  The Company recognized expenses of $221,000 in conjunction with a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”).  This filing was required for the United States Department of the Treasury’s (the “Treasury”) proposed public auction of the Company’s preferred stock under the Capital Purchase Program (the “CPP”).  The Treasury continues to hold 100% of the Company’s preferred stock.

All other non-interest expense categories have been closely managed and controlled, including FDIC deposit insurance premiums expense, which declined $110,000 for the quarter as compared to the same quarter in 2011.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $2.6 million during the quarter, an increase of $500,000 from the second quarter of 2012 and an increase of $1.7 million from the third quarter of 2011. The provision for the quarter primarily relates to additional reserves determined necessary due to new information obtained on a large loan relationship in which a fraud scheme was uncovered in the second quarter.  This fraud scheme relates to the borrower’s investment portfolio that was a significant portion of the collateral securing the credit as well as providing liquidity to operate other business ventures in which the Company had a security interest.

The allowance for loan losses as of September 30, 2012 was 1.80% of gross loans outstanding (excluding mortgage loans held for sale) compared to 2.17% as of December 31, 2011.

Non-performing assets – The Company experienced a significant decrease in nonperforming assets to $24.1 million as of September 30, 2012, representing a decrease of $18.0 million or 43% from June 30, 2012.  Nonperforming assets as a percentage of total assets declined from 6.4% at June 30, 2012 to 3.7% at September 30, 2012.  Reducing non-performing assets has been and will continue to be a primary focus of the Company.

“The loss in the quarter was directly related to the negative impact of high non-performing assets.  However, during the third quarter we made significant progress, reducing problem assets nearly 43% and lowering the nonperforming assets to total assets ratio from 6.4% to 3.7%.  We continue to aggressively work to eliminate the challenging assets as our core operations remain steady in the slowly improving economy,” said Shaun A. Burke, President and Chief Executive Officer.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below.  These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance.  Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods.  However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP.  A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring.  Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income
Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

•	Gains on sales of available-for-sale securities
•	Losses on foreclosed assets held for sale
•	Gains on the sales of Missouri low-income housing tax credits
•
One-time professional fees expense incurred in conjunction with a Registration Statement on Form S-1 to be filed with the SEC.  This filing was required for the Treasury’s proposed auction of the Company’s preferred stock under the CPP.

•	Provision for loan loss expense
•	Provision (credit) for income taxes

A reconciliation of the Company’s net income to its operating income for the quarter and nine months ended September 30, 2012 is set forth below.

	Quarter ended		Nine Months ended
	30-Sep-12	30-Sep-11	30-Sep-12	30-Sep-11

Net income (loss)	$(717)	$1,216	$462	$2,528

Add back:
Provision (credit) for income taxes	(466)	327	(578)	462
Income (loss) before income taxes	(1,183)	1,543	(116)	2,990

Add back/(subtract):
Gains on investment securities	(31)	(82)	(138)	(198)
Loss on foreclosed assets held for sale	1,033	83	1,205	506
Gain on sale of low-income housing tax credits	(282)	-	(282)	-
Professional fees incurred with Form S-1 filing	221	-	221	-
Provision for loan losses	2,600	900	5,600	2,800
	3,541	901	6,606	3,108

Operating income	$2,358	$2,444	$6,490	$6,098

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:

	Quarter ended		Nine Months ended
Operating Data:	30-Sep-12	30-Sep-11	30-Sep-12	30-Sep-11
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,847	$7,729	$20,559	$22,901
Total interest expense	1,704	2,398	5,286	7,625
Net interest income	5,143	5,331	15,273	15,276
Provision for loan losses	2,600	900	5,600	2,800
Net interest income after provision for loan losses	2,543	4,431	9,673	12,476
Noninterest income	377	996	2,264	2,469
Noninterest expense	4,103	3,884	12,053	11,955

Income (loss) before income taxes	(1,183)	1,543	(116)	2,990
Provision (credit) for income taxes	(466)	327	(578)	462

Net income (loss)	$(717)	$1,216	$462	$2,528
Preferred stock dividends and discount accretion	199	281	878	844
Net income (loss) available to common shareholders	$(916)	$935	$(416)	$1,684

Basic income (loss) per common share	$(0.34)	$0.35	$(0.15)	$0.63
Diluted income (loss) per common share	$(0.34)	$0.35	$(0.15)	$0.63

Annualized return on average assets	(.44%)	0.71%	0.09%	0.50%
Annualized return on average equity	(5.48%)	8.86%	1.15%	6.27%
Net interest margin	3.34%	3.38%	3.37%	3.21%
Efficiency ratio	74.33%	61.39%	68.73%	67.37%

		As of	As of
Financial Condition Data:		30-Sep-12	31-Dec-11

Cash and cash equivalents		$38,642	$26,574
Investments and interest bearing deposits		98,567	86,871
Loans, net of allowance for loan losses 9/30/2012 - $8,476; 12/31/2011 - $10,613		466,266	482,664
Other assets		50,109	52,397
Total assets		$653,584	$648,506

Deposits		$493,377	$484,584
FHLB advances		68,050	68,050
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		25,000	25,000
Other liabilities		1,701	1,172
Total liabilities		603,593	594,271
Stockholders' equity		49,991	54,235
Total liabilities and stockholders' equity		$653,584	$648,506

Equity to assets ratio		7.65%	8.36%
Book value per common share		$14.05	$14.07
Nonperforming assets		$24,142	$27,014